Exhibit 99.1

Contact:	Adam N. Satterfield
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE REPORTS FIRST QUARTER 2021

EARNINGS PER DILUTED SHARE OF $1.70

Operating Ratio Improves to a First-Quarter Company Record of 76.1%

THOMASVILLE, N.C. – (April 22, 2021) – Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced financial results for the three-month period ended March 31, 2021.

	Three Months Ended
	March 31,
(In thousands, except per share amounts)	2021	2020	% Chg.
Total revenue	$1,126,515	$987,364	14.1%
LTL services revenue	$1,109,622	$974,431	13.9%
Other services revenue	$16,893	$12,933	30.6%
Operating income	$269,657	$183,170	47.2%
Operating ratio	76.1%	81.4%
Net income	$199,359	$133,177	49.7%
Diluted earnings per share	$1.70	$1.11	53.2%
Diluted weighted average shares outstanding	117,256	119,806	(2.1)%

“Old Dominion produced strong profitable growth in the first quarter of 2021 that included double-digit increases in both revenue and operating income,” said Greg C. Gantt, President and Chief Executive Officer of Old Dominion. “We are winning market share as demand for our industry-leading service continues to increase. In addition, we believe the domestic economy is getting stronger while industry capacity is generally limited. We are encouraged by these trends and believe the combination of our value proposition, existing capacity, and ongoing investments to expand our capacity will support future revenue growth opportunities.

“Our revenue increased 14.1% in the first quarter due primarily to an 8.3% increase in LTL tons and a 5.6% increase in LTL revenue per hundredweight. The increase in LTL tons included a 6.9% increase in LTL shipments and a 1.3% increase in LTL weight per shipment. The improvement in freight density across our network created operating leverage that helped improve our aggregate overhead costs as a percent of revenue. Operating efficiencies and the increase in yield also contributed to the improvement in our direct operating costs as a percent of revenue. As a result, our operating ratio improved 530 basis points to a new first-quarter Company record of 76.1%. We also added a significant number of new employees to our team during the quarter and were pleased that our team operated so efficiently while also maintaining our best-in-class service metrics. We intend to continue to increase our workforce in the second quarter to support the ongoing acceleration in volumes.”

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ODFL Reports First-Quarter Financial Results

April 22, 2021

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $310.3 million for the first quarter of 2021. The Company had $351.9 million in cash and cash equivalents at March 31, 2021.

Capital expenditures were $51.0 million for the first quarter of 2021. The Company expects its aggregate capital expenditures for 2021 to total approximately $605 million, including planned expenditures of $275 million for real estate and service center expansion projects; $290 million for tractors and trailers; and $40 million for information technology and other assets.

Old Dominion continued to return capital to its shareholders during the first quarter of 2021. The Company utilized $309.0 million for its share repurchase program, including a $275.0 million accelerated share repurchase agreement that will expire no later than August 2021, and paid $23.2 million in cash dividends during the quarter.

Summary

Mr. Gantt concluded, “The strength of Old Dominion’s first quarter financial results reflects the consistent execution of our long-term strategic plan. While this plan has worked throughout many economic cycles, the positive inflection in the operating environment helped us deliver our third straight quarter of earnings growth above 20%. We remain firmly committed to our strategy of delivering superior service at a fair price, while also continuing to invest in long-term capacity to support additional growth. This includes the continued investment in, and expansion of, our most important asset – the OD Family. Our team’s efforts have created a unique position for us within the LTL industry that provides a strong foundation to win additional market share. As a result, we are confident that the continued execution of our strategic plan can produce additional growth in earnings and increase shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the internet by going to ir.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call and will be available for 30 days. A telephonic replay will also be available through April 30, 2021, at (719) 457-0820, Confirmation Number 7623805.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following, many of which will continue to be amplified by the current COVID-19 pandemic: (1) the challenges associated with executing our growth strategy, and developing, marketing and consistently delivering high-quality services that meet customer expectations; (2) various risks related to public health epidemics, pandemics and similar outbreaks; (3) changes in our relationships with significant customers; (4) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation and healthcare, increased self-insured retention or deductible levels or premiums for excess coverage, and claims in excess of insured coverage levels; (5) the availability and cost of new equipment, including regulatory changes and supply constraints that could impact the cost of these assets; (6) the availability and price of diesel fuel and our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (7) seasonal trends in the less-than-truckload (“LTL”) industry, including harsh weather conditions and disasters; (8) the availability and cost of capital for our significant ongoing cash requirements; (9) decreases in demand for, and the value of, used equipment; (10) our ability to successfully consummate and integrate acquisitions; (11) the costs and potential liabilities related to our international business relationships; (12) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (13) the competitive environment with respect to our industry, including pricing pressures; (14) various economic factors such as recessions, downturns in the economy, global uncertainty and instability, changes in international trade policies, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets, which may decrease demand for our services or increase our costs; (15) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (16) increases in driver and maintenance technician compensation or difficulties attracting and retaining qualified drivers and maintenance technicians to meet freight demand and maintain our customer relationships; (17) our ability to retain our key employees and continue to effectively execute our succession plan; (18) potential costs and liabilities associated with cyber incidents and other risks

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ODFL Reports First-Quarter Financial Results

April 22, 2021

with respect to our information technology systems or those of our third-party service providers, including system failure, security breach, disruption by malware or ransomware or other damage; (19) the failure to adapt to new technologies implemented by our competitors in the LTL and transportation industry, which could negatively affect our ability to compete; (20) failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (21) the Compliance, Safety, Accountability initiative of the Federal Motor Carrier Safety Administration (“FMCSA”) could adversely impact our ability to hire qualified drivers, meet our growth projections and maintain our customer relationships; (22) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the FMCSA and other regulatory agencies; (23) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws; (24) the effects of legal, regulatory or market responses to climate change concerns; (25) the costs associated with healthcare legislation or rising healthcare costs; (26) the costs and potential liabilities related to litigation and governmental proceedings, inquiries, notices or investigations; (27) the impact of changes in tax laws, rates, guidance and interpretations; (28) the concentration of our stock ownership with the Congdon family; (29) the ability or the failure to declare future cash dividends; (30) fluctuations in the amount and frequency of our stock repurchases; (31) volatility in the market value of our common stock; (32) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (33) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the SEC. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is one of the largest North American less-than-truckload (“LTL”) motor carriers and provides regional, inter-regional and national LTL services through a single integrated, union-free organization. Our service offerings, which include expedited transportation, are provided through an expansive network of service centers located throughout the continental United States. The Company also maintains strategic alliances with other carriers to provide LTL services throughout North America. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage and supply chain consulting.

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ODFL Reports First-Quarter Financial Results

April 22, 2021

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	First Quarter
(In thousands, except per share amounts)	2021		2020
Revenue	$1,126,515	100.0%	$987,364	100.0%

Operating expenses:
Salaries, wages & benefits	545,659	48.4%	524,483	53.1%
Operating supplies & expenses	124,156	11.0%	107,693	10.9%
General supplies & expenses	31,168	2.8%	33,608	3.4%
Operating taxes & licenses	31,266	2.8%	29,314	3.0%
Insurance & claims	12,922	1.2%	9,850	1.0%
Communications & utilities	8,196	0.7%	8,191	0.8%
Depreciation & amortization	63,987	5.7%	65,435	6.6%
Purchased transportation	34,714	3.1%	20,800	2.1%
Miscellaneous expenses, net	4,790	0.4%	4,820	0.5%

Total operating expenses	856,858	76.1%	804,194	81.4%

Operating income	269,657	23.9%	183,170	18.6%

Non-operating expense (income):
Interest expense	507	0.0%	100	0.0%
Interest income	(286)	(0.0)%	(1,248)	(0.1)%
Other expense, net	128	0.0%	3,617	0.4%

Income before income taxes	269,308	23.9%	180,701	18.3%

Provision for income taxes	69,949	6.2%	47,524	4.8%

Net income	$199,359	17.7%	$133,177	13.5%

Earnings per share:
Basic	$1.71		$1.12
Diluted	1.70		1.11

Weighted average outstanding shares:
Basic	116,498		119,050
Diluted	117,256		119,806

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ODFL Reports First-Quarter Financial Results

April 22, 2021

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	First Quarter
	2021	2020	% Chg.
Work days	63	64	(1.6)%
Operating ratio	76.1%	81.4%
LTL intercity miles (1)	161,174	155,949	3.4%
LTL tons (1)	2,332	2,153	8.3%
LTL tonnage per day	37,010	33,641	10.0%
LTL shipments (1)	2,904	2,716	6.9%
LTL shipments per day	46,090	42,438	8.6%
LTL revenue per intercity mile	$6.93	$6.26	10.7%
LTL revenue per hundredweight	$23.96	$22.68	5.6%
LTL revenue per hundredweight, excluding fuel surcharges	$21.01	$19.89	5.6%
LTL revenue per shipment	$384.76	$359.64	7.0%
LTL revenue per shipment, excluding fuel surcharges	$337.46	$315.43	7.0%
LTL weight per shipment (lbs.)	1,606	1,586	1.3%
Average length of haul (miles)	928	919	1.0%
Average active full-time employees	20,479	19,948	2.7%

(1) -	In thousands
Note:

Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	March 31,	December 31,
(In thousands)	2021	2020
Cash and cash equivalents	$351,900	$401,430
Short-term investments	310,193	330,274
Other current assets	561,168	511,635
Total current assets	1,223,261	1,243,339
Net property and equipment	2,907,672	2,914,031
Other assets	220,930	212,040
Total assets	$4,351,863	$4,369,410

Current liabilities	$513,862	$373,130
Long-term debt	99,935	99,931
Other non-current liabilities	546,149	570,061
Total liabilities	1,159,946	1,043,122
Equity	3,191,917	3,326,288
Total liabilities & equity	$4,351,863	$4,369,410

Note: The financial and operating statistics in this press release are unaudited.

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